UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 14, 2014

City National Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10521	95-2568550
(Commission File Number)	(IRS Employer Identification No.)

City National Plaza
555 S. Flower Street, Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (213) 673-7700

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2014, City National Corporation (the “Company”) and City National Bank entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Employment Agreement, dated June 24, 2010, as amended March 14, 2012 (the “Employment Agreement”), with Russell Goldsmith, Chairman of the Board, Chief Executive Officer and President of the Company.

The Amendment extends the term of the Employment Agreement to July 15, 2017.  Except as modified by the Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect.

The Amendment modifies the performance target and the target award value of the annual incentive cash-settled restricted stock unit award available under the Employment Agreement.  In each fiscal year, beginning in 2015 and continuing during the term of the Employment Agreement, Mr. Goldsmith is entitled to an annual incentive cash-settled restricted stock unit award with a target award value of $1,225,000 if the Company’s net income goal for the fiscal year in which the award is granted, is achieved at 75% of target or above.  The award value will be scaled down to 75% of the target award value if 62.5% of the target net income goal is achieved and will be scaled down to 50% of the target award value if 50% of the target net income goal is achieved.  The award will be forfeited in its entirety if less than 50% of the target net income goal is achieved.

In lieu of the annual long-term incentive cash award based on diluted earnings per share which was available under the Employment Agreement, the Amendment provides that in each fiscal year beginning in 2015 and continuing during the term of the Employment Agreement, Mr. Goldsmith is entitled to a long-term incentive cash award with a target award value of $1,325,000. The award is divided into segments (each, a “Performance Segment”) and each Performance Segment has a target payout of 25% of the target award value. Each Performance Segment will have an earned payout of $579,687.50 if the Company’s net income goal for the fiscal year in which the award is granted is achieved at 75% of target, but such payout will be subject to downward adjustment based on the Company’s performance relative to Peer Banks (as defined in the Amendment) for a three-year performance measurement period as measured by (1) growth in cumulative actual diluted earnings per share, (2) return on tangible equity, (3) net charge-offs to total loans, and (4) nonperforming assets to total loans.  Pursuant to such downward adjustment, Mr. Goldsmith is entitled to the maximum award value of $579,687.50 for each Performance Segment only if the Company’s performance is at the 75th percentile or above relative to the Peer Banks, scaling down to the target award value for such Performance Segment if the Company’s performance is at the 50th percentile relative to the Peer Banks and $165,625 for such Performance Segment if the Company’s performance is at the 35th percentile.  The amount of the Performance Segment that will be earned for performance between threshold and target and between target and maximum will be determined on a straight-line basis.  The earned payout for the long-term incentive cash award will be the sum of the earned payout for each Performance Segment up to a maximum payout of $2,318,750.  No payout will be made for the long-term incentive cash award if the Company’s net income goal for the fiscal year in which the award is granted is achieved at less than 75% of target, and no payout will be made for a particular Performance Segment if the Company’s performance for such Performance Segment is below the 35th percentile.

The Amendment modifies the potential award value at the target, maximum and threshold levels for the annual long-term incentive cash award based on total shareholder return (“TSR”) available under the Employment Agreement.  Beginning no later than July 31 of 2015 and of each subsequent fiscal year during the term of the Employment Agreement (and for 2017, no later than July 15 unless the Employment Agreement is extended), a TSR-based award will be granted with a target payout of $1,000,000.  The award will be earned based on the Company’s performance relative to Peer Banks for a three-year performance measurement period beginning on July 1 of the year of grant.  The TSR-based award will pay the target award value of $1,000,000 at 50th percentile performance and the superior award value of $1,500,000 at 75th percentile performance, up to a maximum award value of $1,750,000 if the Company’s performance is at the 90th percentile or above relative to Peer Banks, scaling down to $500,000 if the Company’s performance is at the 25th percentile.  The amount of the TSR-based award that will be earned for performance between threshold and target, between target and superior and between superior and maximum will be determined on a straight-line basis.  No payout will be made for a TSR-based award if the Company’s performance is below the 25th percentile.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.1.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Amended and Restated Employment Agreement dated July 14, 2014, by and among Russell Goldsmith, City National Bank and City National Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY NATIONAL CORPORATION

July 15, 2014	/s/ Michael B. Cahill
Michael B. Cahill
Executive Vice President, General Counsel
And Corporate Secretary (Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Amended and Restated Employment Agreement dated July 14, 2014, by and among Russell Goldsmith, City National Bank and City National Corporation.